Exhibit 35.20

Annual Statement of Compliance

GS Mortgage Securities Trust 2015-GC34

VIA EMAIL

To Addresses on Exhibit A:

Re:	GS Mortgage Securities Trust 2015-GC34, Commercial Mortgage Pass-Through Certificates, Series 2015-GC34 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, U.S. Bank National Association, as Certificate Administrator and Trustee, Pentalpha Surveillance LLC, as Operating Advisor, Wells Fargo Bank, National Association, as Master Servicer and Midland Loan Services, A Division of PNC Bank, National Association, as Special Servicer

I, Michael Farrell, a Senior Vice President of U.S. Bank National Association, as Custodian, hereby certify that:

(1) A review of the activities of the Custodian during the preceding calendar year (the “Reporting Period”) and of the performance of the Custodian under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Custodian has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 15, 2016

U.S. Bank National Association, as Custodian

By:	/s/ Michael Farrell
Michael Farrell
Senior Vice President

Exhibit A

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282-2198

Attention: GSMS 2015-GC34

leah.nivison@gs.com

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

Attention: Citibank Agency & Trust – CGCMT 2015-GC35

john.hannon@citi.com